Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 72 to the Registration Statement on Form N-1A of Fidelity Phillips Street Trust: Fidelity Government Cash Reserves (formerly Fidelity Cash Reserves) of our report dated January 14, 2016 relating to the financial statements and financial highlights included in the November 30, 2015 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts January 25, 2016